UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a‑12

NORTHSTAR HEALTHCARE INCOME, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply): ☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications relating to the proposed acquisition of NorthStar Healthcare Income, Inc., a Maryland corporation (referred to herein as “NorthStar Healthcare,” or as “we,” “our,” or “us”), by affiliates of Welltower Inc., pursuant to the terms of an Agreement and Plan of Merger, dated January 29, 2025, by and among NorthStar Healthcare, Compound Holdco LLC, a Delaware limited liability company (“Parent”), Compound Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 10.14 thereof, Welltower OP LLC, a Delaware limited liability company.

NorthStar Healthcare Income, Inc.
Q&A Regarding the Merger Transaction

(i)	Who is expected to acquire NorthStar Healthcare?
NorthStar Healthcare, an internally managed, public, non-listed real estate investment trust (REIT) that owns a diversified portfolio of seniors housing properties located throughout the United States, has entered into a definitive merger agreement with affiliates of Welltower Inc. (NYSE: WELL), to be acquired by an affiliate of Welltower, in an all cash transaction with an approximate enterprise value of $900 million. Welltower anticipates that that acquisition of NorthStar Healthcare will be allocated to an entity affiliated with its recently announced funds management business.

(ii)	What will NorthStar Healthcare’s stockholders receive from the transaction?
Under the terms of the merger agreement, NorthStar Healthcare’s stockholders will have the right to receive $3.03 per share in cash, without interest and less any applicable withholding taxes. This per share consideration exceeds the net asset value per share of $2.96 determined by NorthStar Healthcare’s board of directors as of June 30, 2024, with the assistance of an independent third-party valuation firm. NorthStar Healthcare’s stockholders will not continue to own NorthStar Healthcare shares following the closing of the transaction, nor will they receive Welltower shares as consideration for the transaction.

(iii)	How did NorthStar Healthcare arrive at this transaction?
As previously disclosed, we have been executing on a disciplined strategy to improve the performance of our portfolio and opportunistically pursue dispositions to create value and position NorthStar Healthcare for a liquidity event. Our board of directors has monitored market conditions and transactional opportunities with the goal of providing liquidity to stockholders at the earliest opportunity without compromising on our goal of maximizing value.
We are pleased to have reached this agreement with Welltower, which we believe is the culmination of these efforts and a great outcome for our stockholders, delivering a compelling, certain, cash value for their shares. The merger agreement and the transactions contemplated thereby were unanimously approved by NorthStar Healthcare’s board of directors.

(iv)	What happens now that NorthStar Healthcare has entered into a merger agreement?
NorthStar Healthcare has until March 10, 2025 (subject to limited extensions set out in the merger agreement) to solicit and consider alternative acquisition proposals. NorthStar Healthcare will have the right to terminate the merger agreement to accept a superior proposal subject to the terms and conditions of the merger agreement, including the payment of a termination fee. There can be no assurances that this process will result in a superior proposal, and we do not intend to disclose developments with respect to this alternative acquisition proposal solicitation process unless and until our board of directors makes a determination requiring further disclosure. If this solicitation process does not result in any superior offers, we will proceed with the transaction on the terms and subject to the conditions of the merger agreement.

(v)	Does the transaction require approval by NorthStar Healthcare’s stockholders?
Yes. NorthStar Healthcare’s stockholders will vote on the transaction at a special meeting of stockholders, which will be held on a date to be announced by NorthStar Healthcare. Approval of the transaction requires the affirmative vote of NorthStar Healthcare’s stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

(vi)	How do I vote on the transaction?
NorthStar Healthcare will file a proxy statement with the Securities and Exchange Commission, which we will then furnish to stockholders in connection with the special meeting of stockholders. The proxy statement will contain instructions on how to vote on the transaction. Once we mail the proxy statement, it is expected that stockholders will have approximately 45 to 60 days prior to the special meeting, subject to further extension, to review, respond and vote (if such stockholders choose to vote by proxy). Stockholders may also vote by attending the special meeting in accordance with the instructions to be set forth in the proxy statement.

(vii)	What terms and conditions need to be met in order to close the transaction?
The completion of the merger is subject to certain customary closing conditions, including, among others, (1) approval of the merger by NorthStar Healthcare’s stockholders; (2) material compliance with covenants; (3) accuracy of each party’s representations, subject to materiality thresholds; (4) absence of injunctions or orders that prohibit or restrain the consummation of the merger; (5) the receipt by us and Merger Sub of a written legal opinion addressing NorthStar Healthcare’s qualification as a REIT; (6) the absence of a material adverse effect on NorthStar Healthcare prior to the closing; and (7) NorthStar Healthcare’s completion of the distribution of the interests in the limited partners of NorthStar Healthcare’s operating partnership to NorthStar Healthcare.

(viii)	When is the transaction anticipated to close?
Subject to the satisfaction of customary closing conditions (including the receipt of the requisite approval of NorthStar Healthcare’s stockholders), the transaction is anticipated to close in the second quarter of 2025, although there can be no assurances as to when or if the closing will occur.

(ix)	How long after the closing of the merger should investors expect to receive their portion of the merger proceeds? Where will merger proceeds be sent?
Upon the closing of the merger, the merger proceeds are expected to be disbursed to NorthStar Healthcare’s stockholders within approximately three business days following closing, subject to the terms of the merger agreement. Merger proceeds will be sent in accordance with the current instructions for the applicable stockholder’s account.

(x)	How do I update the instructions on where to send proxy materials or my distribution?
Stockholders may contact NorthStar Healthcare’s transfer agent at 877-940-8777 for any account maintenance issues.

(xi)	What tax related documents will investors receive in connection with the transaction?
Customary tax information will be provided at year end, and investors are encouraged to consult their tax professionals for guidance.

(xii)	What happens if I don’t receive my consideration in connection with the transaction?
The parties are expected to designate a paying and exchange agent to facilitate disbursement of the merger consideration to stockholders in connection with the transaction. The paying and exchange agent will notify an investor if any additional information is required in order to process such disbursement to the investor, and investors may contact the paying and exchange agent for any disbursement-related issues. NorthStar Healthcare will provide the contact information for the paying and exchange agent when it becomes available.

Additional Information and Where to Find It
This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of NorthStar Healthcare by an affiliate of Welltower Inc. (the “Merger”). In connection with the proposed Merger, NorthStar Healthcare will file a proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which NorthStar Healthcare will furnish to its stockholders in connection with the special meeting of the stockholders to vote on the Merger. This communication is not a substitute for the Proxy Statement or any other document that NorthStar Healthcare may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NORTHSTAR HEALTHCARE AND THE PROPOSED MERGER. The proposals for consideration by NorthStar Healthcare’s stockholders regarding the Merger will be made solely through the Proxy Statement. Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed by NorthStar Healthcare with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by NorthStar Healthcare with the SEC will be available free of charge in the Investor Relations section of NorthStar Healthcare’s website at www.northstarhealthcarereit.com.

Participants in the Solicitation
Pursuant to SEC rules, the directors and executive officers of NorthStar Healthcare may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding NorthStar Healthcare’s directors and executive officers and their respective interests in NorthStar Healthcare by security holdings or otherwise is available in (i) NorthStar Healthcare’s definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders, which was filed with the SEC on April 15, 2024 and (ii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Merger. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and NorthStar Healthcare’s website at www.northstarhealthcarereit.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” or “intend” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which NorthStar Healthcare operates, management’s beliefs, assumptions made by management and the Merger described in this communication. While NorthStar Healthcare’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain any required regulatory approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of NorthStar Healthcare or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger; (7) the risk that the merger agreement may be terminated in circumstances requiring NorthStar

Healthcare to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of NorthStar Healthcare to retain and hire key personnel and maintain relationships with its managers, residents and others with whom it does business; (9) the effect of the announcement of the Merger on NorthStar Healthcare’s operating results and business generally; and (10) the other risks and important factors contained and identified in NorthStar Healthcare’s filings with the SEC, such as NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as NorthStar Healthcare’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the Merger will be consummated. We caution stockholders not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. NorthStar Healthcare undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and NorthStar Healthcare does not intend to do so.